IWO HOLDINGS, INC.
901 Lakeshore Drive
Lake Charles, LA 70601

June 22, 2004

To Holders of 14% Senior Notes Due 2011
of IWO Holdings, Inc.

Ladies and Gentlemen:

Reference is made to that certain Indenture (the "Indenture"), dated as of February 2, 2001, between IWO Holdings, Inc. (the "Company") and Firstar Bank, N.A., as Trustee (the "Trustee"), in respect of the Company's $160,000,000 principal amount of its 14% Senior Notes due 2011 (the "Notes"). Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Indenture.

Each of the undersigned holders (collectively, the "Holders") severally represents that it is the beneficial owner of that aggregate principal amount of the Notes set forth on the signature page hereof beneath its name.

Each Holder hereby agrees that from the date hereof until the first to occur of (i) September 30, 2004 or (ii) a Termination Event (the "Standstill Period"), it will not (x) take any Remedial Action with respect to the Notes or (y) sell, pledge, hypothecate or otherwise transfer any Notes except to a purchaser or other entity who agrees in writing with the Company prior to such transfer to be bound by all of the terms of this letter agreement with respect to the relevant Notes being transferred to such purchaser. For purposes of this letter agreement, "Remedial Action" shall mean any of the following actions:

1. any action to direct enforcement of any of the rights and remedies available to the Holders or the Trustee under the Indenture upon or by reason of an Event of Default consisting of (and limited to) the failure to make the interest payment due on the Notes on July 15, 2004 (the "Interest Payment Default"), including, without limitation, any action to accelerate, or join in any request for acceleration of, the Notes; or

2. the commencement of, or the solicitation of any other party to commence, an involuntary bankruptcy case against the Company; or

3. any action, communication or notice to the Trustee under the Indenture, any other holder of Notes, any creditor of the Company, or any current or prospective legal or other professional advisor, in furtherance of any action described in (1) or (2) above.

In addition, prior to August 13, 2004, the undersigned Holders shall instruct the Trustee under the Indenture not to take any action to accelerate the Notes during the Standstill Period. In the event that any other holder or group of holders takes any action to declare all of the Notes immediately due and payable pursuant to Section 6.02 of the Indenture during the Standstill Period, the undersigned Holders, to the extent permitted by the Indenture, shall rescind and shall instruct the Trustee to rescind such acceleration and the consequences thereof.

For purposes of this letter agreement, a "Termination Event" shall mean (i) the acceleration of the senior secured indebtedness of Independent Wireless One Corporation under its Credit Agreement dated as of December 20, 1999 (the "Credit Agreement"), (ii) the occurrence of any Event of Default other than the Interest Payment Default, (iii) the Company enters into any addendum to, or amendment of, its management agreement with Sprint PCS or any of its affiliates without the consent of the Majority Holders (as defined below), not to be unreasonably withheld, or (iv) the Company enters into any material amendment of the Credit Agreement without the consent of the Majority Holders, not to be unreasonably withheld (except that this clause (iv) shall not apply to any amendment, waiver or consent under the Credit Agreement with respect to the management agreement between the Company and US Unwired Inc., it being understood that the Holders express no view as to the proposed amendment to the terms of such management agreement). For purposes of this letter agreement, Majority Holders shall mean the Holders of the majority of the outstanding amount of the Notes under the Indenture.

This letter agreement shall in no way be construed to preclude the Holders from acquiring additional Notes, provided, however, that any such additional Notes shall automatically be deemed to be subject to all of the terms of this letter agreement.

Except as specifically set forth above with respect to each Holder's agreement to not enforce its rights during the Standstill Period, all of the terms of the Indenture shall remain unchanged and in full force and effect. Except as specifically set forth herein, each Holder's execution of this letter agreement shall not constitute a waiver of any of the rights such Holder has under the Indenture, including, but not limited to, its rights with respect to the Company's Interest Payment Default, all of which are hereby specifically reserved.

This letter agreement shall be governed by, and be construed and enforced in accordance with, the laws of the State of New York.

Very truly yours,

IWO HOLDINGS, INC.

By: James J. Loughlin Jr
Name: JAMES J. LOUGHLIN JR
Title: Chief Restructuring Officer

Confirmed and Agreed to:

AIG Annuity Insurance Company	$13,150,000.00
SunAmerica Life Insurance Company	$26,315,000.00
The Variable Annuity Life Insurance Company	$13,125,000.00
Name of Holder	Principal Amount of Notes Beneficially Owned

By: AIG Global Investment Corp.
Investment Adviser

By: [signature]
Name: Thomas Reeg
Title: Vice President

Confirmed and Agreed to:

VALIC Company II Strategic Bond Fund	$ 1,000,000.00
SunAmerica Income Funds – SunAmerica High Yield Bond Fund	$10,675,000.00
SunAmerica Series Trust – High Yield Bond Portfolio (Polaris)	$12,850,000.00
SunAmerica Income Funds –SunAmerica Strategic Bond Fund	$ 1,625,000.00
VALIC Company II High Yield Bond Fund	$1,950,000.00
Name of Holder	Principal Amount of Notes Beneficially Owned

By: AIG Global Investment Corp.
Investment Sub-Adviser

By: [signature]
Name: Thomas Reeg
Title: Vice President

Confirmed and Agreed to:

EATON VANCE MGMT, + BOSTON MGMT + RESEARCH AS INVESTMENT ADVISOR TO: BOSTON INCOME PORTFOLIO, HIGH INCOME TRUST, EMERALD HIGH YIELD, + DIVERSIFIED INVESTMENT ADVISORS HIGH YIELD

Name of Holder

By: [signature]

Name: MICHAEL W. WEILHEIMER

Title: VICE PRESIDENT + DIRECTOR OF HIGH YIELD FIXED INCOME

$ 15,000,000.00

Principal Amount of Notes Beneficially Owned

____

Name of Holder

By: ____________________

Name:

Title:

$______________________

Principal Amount of Notes Beneficially Owned

____

Name of Holder

By: ____________________

Name:

Title:

$______________________

Principal Amount of Notes Beneficially Owned

ARES Leveraged Investment Fund, L.P.

By: ARES Management, L.P.
Its: General Partner

By: [signature]
Name: Jeff Moore
Title: V.P.

$ 1,250,000
Principal Amount of Notes Beneficially Owned

ARES Leveraged Investment Fund II, L.P.

By: ARES Management II, L.P.
Its: General Partner

By: [signature]
Name: Jeff Moore
Title: V.P.

$ 11,550,000
Principal Amount of Notes Beneficially Owned